UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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The Middleby Corporation
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N/A
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1400 Toastmaster Drive
Elgin, Illinois 60120

April 12, 2006

Notice of Annual Stockholders’ Meeting:

You are hereby notified that the Annual Meeting of Stockholders (the “Meeting”) of The Middleby Corporation (the “Company”) will be held at the Company’s executive offices located at 1400 Toastmaster Drive, Elgin, Illinois 60120 at 10:30 a.m., local time, on, Friday, May 12, 2006, for the following purposes:

(1)            To elect eight directors to hold office until the 2007 Annual Meeting.

(2)            To consider and act on a proposal to ratify the selection of Deloitte & Touche LLP as independent public accountants of the Company for the current fiscal year ending December 30, 2006.

(3)            To consider and act on a proposal to approve The Middleby Corporation Executive Officer Incentive Plan.

(4)            To transact such other business as may properly come before the Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on March 27, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting.

You are invited to attend the Meeting in person. If you attend the Meeting in person, you may vote your shares by bringing valid photo identification and delivering your completed proxy card or ballot at the Meeting. Please note that if you hold your shares through a bank, broker or other nominee, you must also bring a form of legal proxy, which you must request from such nominee, in order to vote at the Meeting.

Whether or not you plan to attend the Meeting in person, we urge you to return your proxy promptly in accordance with the following instructions. If you own shares in your own name, you may vote (i) by signing and returning the enclosed proxy card in the postage-paid envelope provided, (ii) by telephone or (iii) electronically via the Internet, as described in further detail on the proxy card. If you own shares through a bank, broker or other nominee, please execute your vote by following the instructions provided by such nominee.

By Order of the Board of Directors
MARTIN M. LINDSAY Treasurer

1400 Toastmaster Drive
Elgin, Illinois 60120

2006 ANNUAL MEETING OF STOCKHOLDERS
May 12, 2006
PROXY STATEMENT

GENERAL

This Proxy Statement and the accompanying proxy are furnished to stockholders of The Middleby Corporation (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2006 Annual Meeting of Stockholders (the “Meeting”) to be held at the Company’s executive offices located at 1400 Toastmaster Drive, Elgin, Illinois 60120, at 10:30 a.m., local time, on Friday, May 12, 2006, for the purposes set forth in the accompanying Notice of Meeting. This Proxy Statement, the form of proxy included herewith, and the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2005, are being mailed to stockholders on or about April 12, 2006.

Stockholders of record at the close of business on March 27, 2006 are entitled to notice of and to vote at the Meeting. On such date there were outstanding 7,901,375 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”). In deciding all questions, each holder of Common Stock will be entitled to one vote, in person or by proxy, for each share held on the record date.

Stockholders who are entitled to vote at the Meeting may vote by proxy pursuant to the following methods: (i) stockholders who own shares in their own name may vote by mail, telephone or electronically via the Internet, pursuant to the instructions on the proxy card enclosed with this Proxy Statement or (ii) stockholders who own shares through a bank, broker or other nominee should follow the instructions provided by such nominee.

The election inspectors appointed for the Meeting will determine the presence of a quorum and tabulate the votes cast by proxy or in person at the Meeting. The presence, in person or represented by proxy, of the holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Meeting is necessary to constitute a quorum. A quorum is necessary for the transaction of business at the Meeting. Abstentions and broker non-votes will be included in determining the presence or absence of a quorum. Generally, broker non-votes occur on a proposal when a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter or when a broker has such discretionary authority but does not exercise such discretion.

The eight  nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or represented by proxy, will be elected to the Board of Directors. For the election of directors, abstentions and broker non-votes will have the effect of neither a vote FOR nor a vote AGAINST the nominee and thus will have no effect on the outcome. Approval of all other matters that are properly brought before the Meeting, including the proposals to ratify the Company’s appointment of independent public accountants and to approve the proposal to adopt the Company’s Executive Officer Incentive Plan, requires the vote of a majority of the votes cast at the Meeting by holders of shares present in person or represented by proxy and entitled to vote at the Meeting. For these other matters, abstentions and broker non-votes will not be counted as votes cast either FOR or AGAINST approval of such matters and therefore will not have an effect on the outcome of the votes.

Properly executed proxies will be voted in the manner directed by the stockholders. If no direction is made, such proxies will be voted as follows:

•       “Proposal No. 1—Election of Directors”; FOR the election of each of the named nominees as a director of the Company;

•       “Proposal No. 2—Ratification of Selection of Independent Public Accountants”; FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent public accountants for the current fiscal year ending December 30, 2006;

•       “Proposal No. 3—Approval of the Executive Officer Incentive Plan”; FOR the approval of the Executive Officer  Incentive Plan.

Any proxy may be revoked by the stockholder at any time prior to the voting thereof by notice in writing to the Secretary of the Company, either prior to the Meeting (at the above Elgin address) or at the Meeting if the stockholder attends in person or a later dated proxy will revoke a prior dated proxy. As of the date of this Proxy Statement, the Board of Directors knows of no other business which will be presented for consideration at the Meeting. If other proper matters are presented at the Meeting, however, it is the intention of the proxy holders named in the enclosed form of proxy to take such actions as shall be in accordance with their best judgment.

The information contained in this Proxy Statement relating to the occupations and security holdings of directors and officers of the Company and such individuals’ transactions with the Company is based upon information received from each individual as of March 27, 2006.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of shares of the Common Stock, as of March 27, 2006, by each person known by the Company to be the beneficial owner of more than five percent of Common Stock, each director and each nominee for director of the Company, each named executive officer of the Company and all current directors and executive officers of the Company as a group. Unless otherwise indicated below, the address for each person listed below is c/o The Middleby Corporation, 1400 Toastmaster Drive, Elgin, Illinois 60120.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent Of Class
Directors, Director Nominees, and Executive Officers:
Selim A. Bassoul	980,655	(1)	11.9%
Timothy J. FitzGerald	126,847	(2)	1.6%
Phil Dei Dolori	46,162	(3)	*
Robert L. Yohe	35,000		*
Mark Sieron	49,050	(4)	*
Sabin C. Streeter	26,500	(5)	*
John R. Miller III	32,000		*
Philip G. Putnam	10,000	(5)	*
Nazih Ibrahim	6,500	(6)	*
Gordon O’Brien	3,050		*
Robert B. Lamb	—		*
Ryan Levenson	500		*
All directors and executive officers of the Company	1,315,764	(1)–(6)	15.6%
Other 5% Holders:
Morgan Stanley	612,097	(7)	7.8%
Lord Abbett & Co. LLC	404,547	(8)	5.1%

*                    Indicates beneficial ownership of less than 1%.

 1.            Mr. Bassoul is the Chairman, Chief Executive Officer and President of the Company, his holdings include 425,000 shares of common stock subject to options exerciseable within 60 days, 240,000 shares of restricted Common Stock, and 23,000 shares held by Mr. Bassoul’s spouse as trustee.

 2.            Mr. FitzGerald is Vice President and Chief Financial Officer of the Company, his holdings include 46,000 shares of common stock subject to options exerciseable within 60 days, 40,000 shares of restricted common stock, and 4,700 shares held by Mr. FitzGerald’s spouse and children.

 3.            Mr. Dei Dolori is a Group President, his holdings include 31,475 shares of common stock subject to options exerciseable within 60 days.

 4.            Mr. Sieron is a division Vice President, his holdings include 19,050  shares of common stock subject to options exerciseable within 60 days.

 5.            Includes 3,000 shares of common stock, granted in March 2003, subject to options exerciseable within 60 days.

 6.            Mr. Ibrahim is a division President, his holdings include 3,750 shares of common stock subject to options exerciseable within 60 days.

 7.            Morgan Stanley share holdings and percentage ownership information presented in the above table was obtained from a Schedule 13G filing dated December 31, 2005. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

 8.            Lord Abbett & Co. LLC share holdings and percentage ownership information presented in the above table was obtained from a Schedule 13G filing dated December 30, 2005. The address of Lord Abbett & Co. LLC is 90 Hudson Street, Jersey City, NJ 07302.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the terms of the Stock Repurchase Agreement, dated December 23, 2004, by and among the Company, William F. Whitman, Jr., the former Chairman of the Board of Directors, members of his family, including Laura B. Whitman and W. Fifield Whitman, III, former directors, and trusts controlled by his family (collectively, the “Whitmans”) (the “Stock Repurchase Agreement”), the Company repurchased 1,808,774 shares of the Common Stock and 271,000 stock options from the Whitmans for a total aggregate purchase price of $83,974,578 in cash. The repurchased shares represented 19.6% of the Company’s outstanding shares and were repurchased for $75,968,508 at $42.00 per share. The 271,000 stock options were purchased for $8,006,070, which represented the difference between $42.00 and the exercise price of the option. In connection with the Stock Repurchase Agreement, William F. Whitman, Jr., Laura B. Whitman and W. Fifield Whitman, III resigned as directors of the Company.

Pursuant to the terms of the Stock Repurchase Agreement, the Company was required to file a registration statement under the Securities Act of 1933, as amended, with respect to the sale of some or all of the Whitmans’ remaining 1,851,719 shares of Common Stock in an underwritten public offering. The underwritten public offering was completed in July 2005 with the Whitman family selling 1,395,381 shares to public and institutional investors. Middleby did not sell any shares or receive any proceeds from the sale of stock by then selling stockholders in the offering.

In February 2005, the Company settled all remaining pension obligations associated with William F. Whitman, Jr. for $7.5 million in cash.

The Board of Directors agreed to waive the retirement age requirement for A. Don Lummus so that upon his retirement from the Board of Directors, Mr. Lummus would be eligible for full retirement benefits under the directors’ retirement plan described below in the “Directors Retirement Plan” section of this Proxy Statement. Accordingly, Mr. Lummus’ full retirement benefit under the directors’ retirement plan was paid out in a lump sum in June 2005. He was 69 at the time of his retirement.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to report to its stockholders those directors, officers (as defined in Rule 16a-1(f) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and owners of more than 10% of any class of the Company’s equity securities registered pursuant to Section 12 of the Exchange Act, who fail to timely file reports of beneficial ownership and changes in beneficial ownership, as required by Section 16(a) of the Exchange Act during the Company’s most recent fiscal year. A review of fiscal year 2005 reporting records reveals that three such reports were filed in an untimely manner. John R. Miller III filed one late Form 4 filing, Gordon O’Brien filed a late Form 3 filing, and Robert Lamb filed a late Form 3 filing. As of March 27, 2006, there are no known Securities and Exchange Commission (“SEC”) beneficial ownership reports pending or overdue.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Eight directors are to be elected by a plurality of the stockholder votes cast at the Meeting to serve until the 2007 Annual Meeting of Stockholders and until their successors shall be duly elected and qualified or until their earlier death, resignation or removal. Mr. Bassoul, Chairman, President, and Chief Executive Officer of the Company, identified Ryan Levenson as a potential director candidate and provided the name of Mr. Levenson to a majority of the independent directors. A majority of the independent directors evaluated the candidacy of Mr. Levenson based upon the director candidate factors discussed below. After careful consideration of the factors and an evaluation of Mr. Levenson’s independence, a majority of the independent directors recommended the nomination of Mr. Levenson to the Board. On March 31, 2006, the Board adopted a resolution to increase the size of the Board from seven to eight members and selected Mr. Levenson for nomination to the Board. The following persons have been nominated:

Name	Age	Principal Occupation(s) During Past Five Years and Other Public Directorships	Director of Company or Predecessor Since
Selim A. Bassoul	49	President, Chief Executive Officer, and Chairman of the Board of the Company and its principal subsidiary, Middleby Marshall Inc. (“MM”) since December 23, 2004. President and Chief Executive Officer of the Company and MM from 2001 to 2004. Chief Operating Officer of the Company and MM from 2000 to 2001. Group President of Middleby Cooking Systems Group from 1999 to 2000. President of Southbend, a Middleby company, from 1996 to 1999.	2001
Robert B. Lamb	64	Clinical Professor of Management at the Leonard N. Stern School of Business at New York University since 1977. Has served as adviser to U.S. and foreign corporations, commercial banks, investment banks and government agencies. Director of Bondholders Communication Corporation. Member of the Board of Editors, The Municipal Finance Journal, since 1985.	2005
Ryan Levenson	30

Managing Partner of Haynes Manor Capital, LLC, investment group from 2003 to current. Vice President of Business Development of Lighten Up, LLC, a subsidiary of MSI, from 2003 to 2006. Investment Analyst for Cramer, Rosenthal, McGlynn, hedge fund, from 2001 to 2003.

			N/A
John R. Miller III	65	Chairman and Chief Executive Officer of E.O.P, Inc., publisher of special market trade magazines since 1968. Director of First National Bank of Long Island and its holding company, the First of Long Island Corporation.	1978
Gordon O’Brien	40	Principal and Managing Director of American Capital Strategies since 1998. Vice President of Pennington Partners/PENMAN Partners, a private equity firm, from 1995 to 1998. A Board member of numerous companies as a representative of American Capital Strategies.	2005

Philip G. Putnam	65	Managing Director, Flagstone Capital, LLC, investment bankers, since 2000. Executive Vice President, Brean Murray & Co. Inc., investment bankers, from 1996 to 2000.	1978
Sabin C. Streeter	64	Adjunct Professor and Executive-in-Residence at Columbia Business School since 1997. Managing Director and Vice President of Donaldson, Lufkin & Jenrette Securities Corp., investment bankers, from 1976 to 1997.	1987
Robert L. Yohe	69	Retired Vice Chairman and Director of Olin Corporation, a chemicals manufacturer, from 1993 to 1994, and from 1985 to 1992, President of Olin Chemicals, a division of Olin Corporation. Director of Airgas, Inc., Calgon Carbon Corporation, and Marsulex Inc.	1996

The Board of Directors knows of no reason why any of the foregoing nominees will be unavailable to serve, but, in the event of any such unavailability, the proxies received will be voted for such substitute nominees as the Board of Directors may recommend.

Vote Required for Approval; Board Recommendation

Nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or represented by proxy, will be elected to the Board of Directors. With regard to the election of directors, votes may be cast FOR or withheld AGAINST each nominee. Votes that are withheld will have no effect on the outcome of the election because directors will be elected by a plurality of the votes cast. Stockholders eligible to vote at the Meeting do not have cumulative voting rights with respect to the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” EACH OF THE ABOVE NAMED NOMINEES AS A DIRECTOR OF THE COMPANY.

Committees; Board Meetings

The Board of Directors of the Company held four meetings during the fiscal year ended December 31, 2005, and each director attended at least 75% of all Board and applicable Committee meetings. Although the Company does not have a formal attendance policy, the Company encourages all directors to attend the annual meetings of stockholders. All of the Company’s directors at the time attended the 2005 Annual Meeting of Stockholders. Current directors, Messrs. Putnam, Streeter, Yohe, Miller, O’Brien, and Lamb, and director nominee Mr. Levenson, have been determined by the Board of Directors to be “independent directors” as such term is defined under Rule 4200(a)(15) The Nasdaq Stock Market, Inc. (“Nasdaq”). The Board is comprised of a majority of independent directors. The Company currently has an Audit Committee and a Compensation Committee.

From January 2, 2005 to May 11, 2005, the Audit Committee was comprised of  Messrs. Putnam (Chairman), Streeter, and Lummus. From May 11, 2005 to December 31, 2005, the Audit Committee was comprised of  Messrs. Putnam (Chairman), Streeter, and Lamb. During the fiscal year ended December 31, 2005, the Audit Committee met four times for the purposes of (i) approving the selection of the Company’s independent auditors; (ii) reviewing the arrangements for and scope of the audit and pre-approving permitted non-audit services; (iii) reviewing the Company’s interim and annual financial statements or other results of the audit; (iv) reviewing the Company’s internal accounting procedures and controls and the recommendations of the Company’s independent auditors; and (v) reviewing the external audit process. All of the members of the Audit Committee have been determined by the Board of Directors to be financially sophisticated as required by Nasdaq Rule 4350(d) and to be “audit committee financial experts” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC. All of the members of the Audit Committee have been determined by the Board of Directors to meet the additional independence criteria set forth in Nasdaq Rule 4350(d). The Audit Committee has a charter which was approved by the Board of Directors on March 4, 2003 and modified as of February 25, 2004, a copy of which was attached as Appendix A to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders of the Company.

From January 2, 2005 to May 11, 2005, the Compensation Committee was comprised of  Messrs. Yohe (Chairman), Miller, and Lummus. From May 11, 2005 to December 31, 2005, the Compensation Committee was comprised of  Messrs. Yohe (Chairman), Miller, and O’Brien. During the fiscal year ended December 31, 2005, the Compensation Committee met three times. The function of the Compensation Committee is to make recommendations concerning the compensation of the Chairman of the Board, the President and Chief Executive Officer, and other executive officers of the Company. The Compensation Committee is also responsible for making grants to executive officers under the 1998 Stock Incentive Plan and for administering the Management Incentive Compensation Plan. All of the members of the Compensation Committee have been determined by the Board of Directors to be independent as defined under applicable Nasdaq listing standards.

The Board of Directors does not have a standing nominating committee or a nominating committee charter that addresses the nominations process. In fiscal year 2005, the Board considered a recommendation from management of the Company that the Board establish a nominating committee comprised solely of non-employee directors, adopt a nominating committee charter and establish a formal policy for consideration of director candidates submitted by the Company’s stockholders. After reviewing management’s recommendation, the Board determined that it was not necessary to have a separate nominating committee or a formal policy for consideration of director candidates submitted by the Company’s stockholders at this time. The Board believes that it can adequately fulfill the functions of a nominating committee without having to appoint an additional committee to perform that function based upon the limited size of the Board and the current and anticipated operations and needs of the Company.

A majority of the independent directors discuss and evaluate potential director candidates and recommends potential director candidates to the full Board of Directors for selection. The full Board then considers the potential director candidates who have been recommended by a majority of the independent directors. Because the Company’s stockholders rarely, if ever, have recommended potential director candidates, the Board does not have a formal policy for consideration of potential director candidates recommended by the Company’s stockholders, but the Board will give due consideration to any and all such candidates under the same criteria as internally generated candidates. In selecting director candidates, the Board considers a variety of factors, including but not limited to, a candidate’s demonstrated good character and integrity, experience at strategy/policy setting levels, high level experience in dealing with business organizations, ability and willingness to devote time to the affairs of the Company, financial, technical or other special skills and experience, business contacts and ability to work effectively with other Board members.

Executive sessions of the independent directors are held in conjunction with regularly scheduled meetings of the Board of Directors and as otherwise deemed necessary. Robert L. Yohe is the acting lead independent director of the Board.

The Board of Directors has adopted the following procedure for stockholders and other interested parties to communicate with the Board. All such communications should be sent by email to the Chairman of the Board at the address found on the Company’s website, www.middleby.com, or by regular mail to the Chairman of the Board at the Company’s executive office in Elgin, Illinois. The Chairman will collect and organize all such communications, deleting any sales or other solicitations and any which contain offensive material. A summary of the communications received will be periodically provided to the Board, which will determine the disposition of any such communication.

EXECUTIVE OFFICERS

The following is a summary of the professional experience of the executive officers of the Company.

Name	Age	Principal Occupation(s) During Past Five Years
Selim A. Bassoul	49	Refer to professional experience, described above under Proposal No. 1 “Election of Directors.”
Timothy J. FitzGerald	36

Vice President and Chief Financial Officer of the Company and MM since May 2003. Vice President and Corporate Controller of the Company and MM from February 2000 to May 2003. Corporate Controller of the Company and MM from November 1998 to May 2003.

Phil Dei Dolori	46

Group President, GS Blodgett Corporation, Pitco Frialator, Inc. and MagiKitch’n Inc., since May 2003. President, Pitco Frialator, Inc., from January 2002 to May 2003. President, Vulcan-Hart, an Illinois Tool Works Company, from September 2000 to December 2001. Vice President of Sales, Vulcan-Hart, an Illinois Tool Works Company, from 1999 to 2000.

Mark A. Sieron	57	Division Vice President, since 2000. Vice President and General Manager, Middleby Cooking Systems Group, from 1988 to 2005.
Nazih Ibrahim	52

Division President, Southbend since August 2004. Vice President of Supply Chain Management, from July 2003 to August 2004. Vice President, Materials Management, Franke Group from 1999 to 2003. Vice President, Purchasing, Stainless Incorporated, from 1995 to 1999.

Martin M. Lindsay	41	Corporate Treasurer of the Company and MM since February 2000. Assistant Treasurer of the Company and MM from March 1999 to February 2002.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the annual and long-term compensation for services to the Company in all capacities for each of the last three fiscal years received by the following persons collectively referred to as the Company’s “Named Executive Officers”: (i) the Chief Executive Officer of the Company during the 2005 fiscal year, (ii) the four most highly compensated executive officers of the Company (other than the Chief Executive Officer) during the 2005 fiscal year and (iii) pursuant to Item 402(a)(3)(iii) of Regulation S-K promulgated by the SEC.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)		Securities Underlying Options/ SARs(#)(5)	All Other Compensation ($)(6)
Selim A. Bassoul	2005	770,000	3,500,000	20,000	10,099,000	(3)	—	5,471
Chairman of the	2004	403,077	2,400,000	20,000	4,819,000	(3)	—	11,358
Board, President and	2003	360,000	1,710,000	403,623	—		325,000	12,139
Chief Executive Officer
Timothy J. FitzGerald	2005	250,000	600,000	—	2,686,000	(4)	—	4,401
Vice President and	2004	176,923	244,150	—	—		—	10,332
Chief Financial Officer	2003	134,524	165,000	—	—		40,000	11,690
Phil Dei Dolori	2005	258,000	516,000	—	—		25,000	5,025
Group President	2004	258,000	503,100	—	—		—	10,495
	2003	208,000	416,000	—	—		35,000	8,850
Mark Sieron	2005	170,635	313,621	—	—		25,000	4,795
Division Vice President	2004	167,229	313,612	—	—		—	10,619
	2003	161,035	118,321	—	—		8,000	14,067
Nazih Ibrahim	2005	150,000	250,000	5,000	3,325
Division President	2004	155,769	250,000	—	—		—	8,931
	2003	80,769	31,423	—	—		5,000	3,965

NOTES:

1.                  Amounts in 2005, 2004, and 2003 include all amounts paid pursuant to the Company’s Management Incentive Compensation Plan, described elsewhere in this Proxy Statement, except for a performance bonus of $125,000 paid to Mr. Bassoul in 2003.

2.                  Mr. Bassoul’s 2005, 2004, and 2003 amounts include director’s fees for services to the Company and its subsidiaries and the forgiveness of a debt plus interest upon reaching certain operating performance goals in 2003.

3.                  Amount represents the fair market value of restricted stock awarded on two separate occasions in fiscal year 2005 under the Company's 1998 Stock Incentive Plan. Mr. Bassoul was awarded 100,000 shares of restricted stock on January 5, 2005. If Mr. Bassoul remains employed by the Company on the respective vesting dates, the restricted stock will vest as follows: 20,000 shares will vest on December 31, 2006; 60,000 shares will vest on December 31, 2007; and the remaining 20,000 shares will vest on December 31, 2008. The closing price of the Company’s common stock on the date of grant was $48.29. Mr. Bassoul was also awarded 100,000 shares of restricted stock on May 12, 2005. If Mr. Bassoul remains employed by the Company on the respective vesting dates, the restricted stock will vest as follows: 40,000 shares will vest on December 31, 2008; and the remaining 60,000 shares will vest on December 31, 2009. The closing price of the Company’s common stock on the date of grant was $52.70. Dividends on all of the restricted stock (to the extent declared by the Company) will be payable to Mr. Bassoul in cash.

On December 23, 2004, Mr. Bassoul received a grant of 100,000 shares of restricted stock. Of this amount, 60,000 shares vested on December 31, 2005 and the remaining 40,000 shares will vest on December 31, 2006. The dollar value shown above is based upon the closing price of the Company’s common stock ($48.19) on the date of grant.

At December 31, 2005 Mr. Bassoul held 240,000 shares of restricted stock valued at $20,760,000 based on the Company’s common stock year end closing price of $86.50.

4.                  Amount represents the fair market value of 50,000 shares of restricted stock awarded on March 7, 2005 under the Company’s 1998 Stock Incentive Plan based upon the closing price of the Company’s common stock of $53.72 on the date of grant. If Mr. FitzGerald remains employed by the Company on the respective vesting dates, the restricted stock grant will vest 20% on December 31 of each year, commencing on December 31, 2005. Dividends on the restricted stock (to the extent declared by the Company) will be payable to Mr. FitzGerald in cash.

At December 31, 2005, Mr. FitzGerald held 40,000 shares of restricted stock valued at $3,460,000 based on the Company’s common stock year end closing price of $86.50.

5.                  Amounts represent options to purchase shares of common stock granted under the Company’s 1998 Stock Incentive Plan.

6.                  All Other Compensation consists of (a) the Company’s Profit Sharing Contributions, (b) 401(k) Company Matching Contributions and (c) insurance premiums paid by the Company on a group term life insurance policy. Individual amounts are as follows (amounts shown are for each of 2005, 2004, and 2003, respectively):

(a) Messrs. Bassoul , FitzGerald, Sieron, and Dei Dolori received Profit Sharing Contributions of $0, $5,908, and $7,490. Profit Sharing Contributions for Mr. Ibrahim were $0, $5,817, and $2,202.

(b) 401(k) Company Matching Contributions for Mr. Bassoul were $4,200, $4,100, and $3,300; for Mr. FitzGerald were $4,200, $4,100, and $4,000; for Mr. Dei Dolori were $4,200, $4,100, and $1,060; for Mr. Sieron were $4,200, $3,266, and $5,132; and for Mr. Ibrahim were $2,654, $2,424, and $1,500.

(c) Life insurance premiums paid by the Company for Mr. Bassoul were $1,271, $1,350, and $1,350; for Mr. FitzGerald were $201, $324, and $200; for Mr. Dei Dolori were $825, $487, and $300; for Mr. Sieron were $595, $1,445, and $1,445; and for Mr. Ibrahim were $671, $690, and $263.

Employment, Change in Control and Termination Agreements

Selim A. Bassoul

The Company and MM entered into an employment agreement with Mr. Bassoul dated as of December 23, 2004. The agreement provides, among other things, for Mr. Bassoul to serve as President, Chief Executive Officer, and Chairman of the Board of the Company and of MM for a term ending March 1, 2012. Under the agreement, Mr. Bassoul receives an annual base salary of $770,000.

The employment agreement further provides that Mr. Bassoul is eligible to participate in the Company’s Management Incentive Compensation Plan. Under the terms of such plan, if the Company attains certain pre-established performance goals, Mr. Bassoul shall be entitled to receive (i) 100% of his base salary as in effect at the beginning of the fiscal year to which the award relates and (ii) for each year, an additional performance bonus determined on a scale based on the amount by which the Company’s earnings before income taxes and depreciation and amortization (“EBITDA”) as determined under the plan exceeds the pre-established performance goal.

The employment agreement provides for an aggregate grant to Mr. Bassoul of 300,000 shares of restricted stock (the “Restricted Stock”) pursuant to the terms of the 1998 Stock Incentive Plan. The Restricted Stock is to be granted in three separate tranches as follows: (i) 100,000 shares of Restricted Stock were granted on December 23, 2004, (ii) 100,000 shares of Restricted Stock were granted on January 5, 2005, and (iii) 100,000 shares of Restricted Stock were granted on May 12, 2005. The Restricted Stock is non-transferable and shall be forfeitable subject to the following vesting conditions: 60,000 shares of the Restricted Stock vested on December 31, 2005; 60,000 shares of the Restricted Stock shall vest on December 31, 2006; 60,000 shares of the Restricted Stock shall vest on December 31, 2007; 60,000 shares of the Restricted Stock shall vest on December 31, 2008; and 60,000 shares of the Restricted Stock shall vest on December 31, 2009, in each case subject to the continued employment of Mr. Bassoul on such date. Mr. Bassoul is entitled to vote and receive declared dividends with respect to all shares of Restricted Stock shares granted to him, irrespective of whether they are vested or not. The restricted stock will immediately vest if: (a) Mr. Bassoul terminates his employment because of a material diminution in duties, (b) Mr. Bassoul’s employment is terminated other than for cause, or (b) Mr. Bassoul terminates his employment within six months following a “change in control” of the Company, as defined in the employment agreement.

The employment agreement gives the parties the right to terminate at any time and, in the case of any termination, Mr. Bassoul will be paid all compensation accrued to date, including, in the event that the termination is by the Company and MM for reasons other than cause, a pro rata share of incentive compensation under the Management Incentive Compensation Plan that would otherwise have been payable to him had he remained employed by the Company until the last day of the fiscal year, such pro rata share to be paid following the conclusion of the fiscal year for which payable. Under the employment agreement, if the Company terminates Mr. Bassoul’s employment without cause, Mr. Bassoul terminates his employment due to a material diminution of his duties or a change in his title, or Mr. Bassoul terminates his employment within the six-month period following a change in control, Mr. Bassoul will be entitled to an amount equal to three times the sum of his annual base salary and the greater of (x) the amount of incentive compensation earned under the Management Incentive Compensation Plan with respect to the full calendar year immediately prior to the date of termination and (y) the average incentive compensation paid to Mr. Bassoul under the Management Incentive Compensation Plan for each of the three calendar years immediately prior to the date of termination. Further, the employment agreement provides that if Mr. Bassoul’s employment agreement is terminated by either party, for reasons other than cause, Mr. Bassoul and his dependents are entitled to continue to participate in all health and medical plans and programs which the Company maintains for its senior executives and their families for life, subject to any Medicare coverage being the primary coverage. The agreement also provides Mr. Bassoul with certain additional payments intended to reimburse him for the excise tax payable should any payments made to him in the event of a change in control be subject to the excise tax imposed on “excess parachute payments” under section 4999 of the Code, and to reimburse him for the income, excise and employment taxes on the reimbursement payment.

Mr. Bassoul’s employment agreement also provides for a nonqualified retirement benefit, which is described in the “Pension Plans” section  of this Proxy Statement.

Timothy J. FitzGerald

The Company and MM entered into an employment agreement with Timothy J. FitzGerald, the Company’s Vice President and Chief Financial Officer, which superceded both a severance agreement dated March 1, 2004 and a retention agreement dated July 22, 2004. The employment agreement has a five-year term and will continue until March 1, 2010, unless Mr. FitzGerald’s employment is earlier terminated under the terms of the employment agreement. Under his employment agreement, Mr. FitzGerald is entitled to receive an annual base salary of $250,000 and is eligible to earn an annual incentive bonus under the Company’s Management Incentive Compensation Plan. Pursuant to the Management Incentive Compensation Plan, the performance bonus for Mr. FitzGerald will be paid determined on a scale based on the amount by which the Company’s EBITDA (as determined under the plan) exceeds the pre-established performance goal for Mr. FitzGerald for the applicable year. The Company  also  granted Mr. FitzGerald an aggregate of 50,000 shares of restricted stock of the Company pursuant to the terms and conditions set forth in a restricted stock agreement further described below. The restricted shares granted to Mr. FitzGerald vest ratably over a five year period, commencing on December 31, 2005 and will become fully vested on December 31, 2009, generally, as long as Mr. FitzGerald remains employed by the Company on each applicable vesting date. The restricted stock will immediately vest if: (a) Mr. FitzGerald’s employment is terminated other than for cause, or

(b) Mr. FitzGerald terminates his employment within six months following a “change in control” of the Company, as defined in the employment agreement.

Under the employment agreement, Mr. FitzGerald’s employment may be terminated by the Employer (defined as the Company and MM) or by Mr. FitzGerald at any time, or by the death of Mr. FitzGerald. The employment agreement provides Mr. FitzGerald with the following severance benefits. If the Employer terminates Mr. FitzGerald’s employment without “cause” (as defined in the employment agreement), or if Mr. FitzGerald terminates his employment within six months following a change in control of the Company, Mr. FitzGerald will be entitled to a lump sum payment equal to two times the sum of: (a) Mr. FitzGerald’s annual base salary for the full calendar year immediately prior to the date of termination, and (b) the greater of (i) the amount of his annual bonus paid under the Company’s Management Incentive Compensation Plan with respect to the full calendar year immediately prior to the year of termination and (ii) the average of Mr. FitzGerald’s annual bonuses paid under the Management Incentive Compensation Plan for each of the two calendar years immediately prior to the year of termination. Mr. FitzGerald will also be entitled to an additional payment (referred to as a “gross-up” payment) to cover the amount of any excise tax, including income taxes and excise taxes incurred with respect to the gross-up payment, in the event that any amount payable to him in connection with a change in control of the Company results in the excise tax imposed on “excess parachute payments” under the Code.

The Middleby Corporation Stock Ownership Plan

In 1993, the Company adopted The Middleby Corporation Stock Ownership Plan, which requires eligible employees that elect to participate in the plan to hold a minimum number of shares of Common Stock. The number of shares each such employee is required to hold is determined annually based on the price of the Common Stock and the salary of that employee. In the event any employee participating in the plan holds less than the minimum number of shares, the employee will be paid up to one-third of his or her bonus in the form of shares of the Common Stock, up to the minimum number of shares required by the plan.

Pension Plans

Pursuant to his employment agreement, Mr. Bassoul is entitled to a nonqualified defined benefit pension benefit as follows: Upon Mr. Bassoul’s retirement on or after the date on which he attains the age of 55 (the “Age 55 Retirement Benefit”), but in no event prior thereto, he shall be fully vested in a monthly retirement benefit equal to one-twelfth of 50% of his then current base salary, payable for the remainder of his life. If Mr. Bassoul retires after the date on which he attains the age of 60 (the “Age 60 Retirement Benefit”), he shall be fully vested in a monthly retirement benefit equal to one-twelfth of 62.5% of his then current base salary, in lieu of the age 55 Retirement Benefit, payable for the remainder of his life. If Mr. Bassoul retires after the date on which he attains the age of 65, he shall be fully vested in a monthly retirement benefit equal to one-twelfth of 75% of his then current base salary, in lieu of the age 60 Retirement Benefit, payable for the remainder of his life. The estimated monthly retirement benefit payable to Mr. Bassoul based on his compensation level as of December 31, 2005 would be $32,083 at the retirement age of 55, $40,104 at the retirement age of 60, and $48,125 at the retirement age of 65. The amount of Mr. Bassoul’s nonqualified retirement benefit would be offset by the amount of Mr. Bassoul’s accrued benefits under the tax-qualified plans maintained by the Company, other than any portion of such benefits that are attributable to Mr. Bassoul’s own contributions to the qualified plans.

The Company maintains two tax-qualified defined contribution pension plans; annual contributions made by the Company for the benefit of the Named Executive Officers under the applicable tax-qualified plan are shown in the “Summary Compensation Table” of this Proxy Statement.

Stock Option Grants in 2005

The Company granted stock options totaling 100,000 shares from the 1998 Stock Incentive Plan during fiscal year 2005, including to the Named Executive Officers. On February 28, 2005, the Compensation Committee granted Mr. Dei Dolori and Mr. Sieron each an option to purchase 25,000 shares of common stock, and Mr. Ibrahim an option to purchase 5,000 shares of common stock. All of the options granted to Named Executive Officers in fiscal year 2005 were performance-vesting only stock options. These options vest and become exercisable only if certain pre-established stock prices are achieved and maintained for a stated period of time.

The following table sets forth certain information concerning individual grants of stock options made during fiscal year 2005 to the Named Executive Officers of the Company receiving such grants under the Company’s 1998 Stock Incentive Plan.

Option Grants in Last Fiscal Year

Individual Grants						Potential realizable value at assumed annual rates of stock price appreciation for option term
Name	Number of securities underlying options granted(#) (1)		Percent of total options granted to employees in fiscal year	Exercise or base price ($/SH) (2)	Expiration date (3)	5%($)	10%($)
Selim Bassoul	—		—	—	—	—	—
Tim FitzGerald	—		—	—	—	—	—
Phil Dei Dolori	6,250	(4)	25%	53.93	02/28/2015	211,976	537,190
	6,250	(5)				211,976	537,190
	6,250	(6)				211,976	537,190
	6,250	(7)				211,976	537,790
Mark Sieron	6,250	(4)	25%	53.93	02/28/2015	211,976	537,190
	6,250	(5)				211,976	537,190
	6,250	(6)				211,976	537,190
	6,250	(7)				211,976	537,190
Nazih Ibrahim	1,250	(4)	5%	53.93	02/28/2015	42,395	107,438
	1,250	(5)				42,395	107,438
	1,250	(6)				42,395	107,438
	1,250	(7)				42,395	107,438

1.    The terms of the stock options are governed by the 1998 Stock Incentive Plan and the recipient’s option agreement. All stock options are: (i) nonqualified; (ii) have an exercise price equal to the fair market value on the date of grant; (iii) have a 10-year term; (iv) vest and become exercisable, if at all, in accordance with the schedule below; (v) continue to be exercisable following termination of employment to the extent that portion of the option is vested at the time of termination for a period of one year following the termination date if the termination was due to death or disability or three months if the termination was for any other reason; and (vi) with the prior approval of the Board, transferable for no monetary consideration to certain charities and immediate family members.

2.    The exercise price was based upon the closing price of the Company’s common stock on February 28, 2005.

3.    If the performance conditions are not satisfied before February 28, 2009 in accordance with the schedule below, such options shall be deemed to be expired.

4.    This portion of the option grant may be exercised between February 28, 2006 and February 28, 2015, provided that the Company’s common stock averages $62.00 per share or higher over any consecutive period of 45 business days between February 28, 2005 and February 28, 2009.

5.    This portion of the option grant may be exercised between February 28, 2007 and February 28, 2015, provided that the Company’s common stock averages $74.00 per share or higher over any consecutive period of 45 business days between February 28, 2006 and February 28, 2009.

6.    This portion of the option grant may be exercised between February 28, 2008 and February 28, 2015, provided that the Company’s common stock averages $89.00 per share or higher over any consecutive period of 45 business days between February 28, 2007 and February 28, 2009.

7.    This portion of the option grant may be exercised between February 28, 2009 and February 28, 2015, provided that the Company’s common stock averages $107.00 per share or higher over any consecutive period of 45 business days between February 28, 2008 and February 28, 2009.

Option Exercises and Fiscal Year-End Values

The following table sets forth certain information concerning the exercise of stock options during the fiscal year ended December 31, 2005 by each of the Named Executive Officers and the fiscal year-end value of unexercised options under the 1998 Stock Incentive Plan. Options awarded under the plan become exercisable in accordance with the terms of the grant and generally have a ten year term.

Aggregated Option/SAR Exercises in Last Fiscal Year
and FY End Option/SAR Values

Name	Shares Acquired on Exercise (#)		Value Realized ($)		Number of Securities Underlying Unexercised Options/SARs at FY End(#) Exercisable/ Unexercisable	Value of Unexercised in the Money Options/SARs at FY End($) Exercisable/ Unexercisable(1)
Selim A. Bassoul	—		—		375,000/110,000	32,437,500/9,515,000
Timothy J. FitzGerald	5,000		234,438	(2)	43,000/7,000	3,719,500/605,500
Mark Sieron	—		—		10,200/30,800	882,300/2,664,200
Phil Dei Dolori	8,775	(3)	543,434	(3)	25,225/32,000	2,181,963/2,768,000
Nazih Ibrahim	2,500		118,800	(4)	2,500/5,000	216,250/432,500

(1)            Values based on the Company’s 2005 fiscal year end closing common stock share price of $86.50.

(2)            Value based on the Company’s February 16, 2005 common stock share price of $53.95.

(3)            Represents three separate option exercises: 2,000 shares on April 4, 2005, 2,000 shares on December 19, 2005, and 4,775 shares on December 20, 2005. Value based on the Company’s common stock share price, corresponding with the date of exercise, was $48.95, $83.44, and $83.70, respectively.

(4)            Value based on the Company’s September 19, 2005 common stock share price of $65.99.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to shares of Common Stock that may be issued under the Company’s existing equity compensation plans, including the 1998 Stock Incentive Plan and the 1989 Stock Incentive Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance (c)
Equity compensation plans approved by security holders	729,525	$19.32	168,840	(1)
Equity compensation plans not approved by security holders	6,000	$10.51	N/A
Total	735,525	$19.25	168,840

(1)            The shares that remain available for issuance under the 1998 Stock Incentive Plan may be issued in the form of restricted Common Stock. The number shown in column (c) takes into account the 300,000 and 50,000 restricted stock grants respectively made to Mr. Bassoul and Fitzgerald in 2004 and 2005.

Summary of Equity Compensation Plans Not Approved by Stockholders

As of December 31, 2005, the Company had made three outstanding option grants to non-employee directors which were not approved by stockholders: a 1996 grant, a 2000 grant, and a 2003 grant. The Company believes that it is important to develop compensation and incentive packages that will attract and retain qualified members to serve on the Board of Directors, while linking their performance to increasing stockholder value. The Company believes that periodically granting stock options to board members is an effective means to achieving this goal. Each non-employee director received option grants to purchase 15,000 shares of Common Stock in 1996, 3,000 shares of Common Stock in 2000, and 3000 shares of Common Stock in 2003. Such options were tied to the level of effectiveness of the Board of Directors in direct relation to creating stockholder value in the applicable year. Under each grant, the options were granted at the current market value, and the options vested immediately with a term of no longer than 10 years.

Stock Price Performance Graph

The graph below compares five year cumulative total return for a stockholder investing $100 in the Company on December 31, 2000 with the Nasdaq Stock Market Index and the Index of Nasdaq Non-Financial Stocks over the same period, assuming reinvestment of dividends. The Company does not believe it is feasible to provide a comparison against a group of peer companies, because there is an insufficient number of other similar publicly traded companies. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates the information contained therein by reference, and shall not otherwise be deemed filed under such Acts.

	2000	2001	2002	2003	2004	2005
The Middleby Corporation	100	86.72	176.64	680.17	852.44	1453.78
The Nasdaq Stock Market Index	100	79.32	54.84	81.99	89.23	89.53
Nasdaq Non-Financial Stocks Index	100	76.46	49.95	76.48	82.48	84.35

REPORT OF THE AUDIT COMMITTEE

The Audit Committee conducted its oversight activities for the Company in accordance with the duties and responsibilities outlined in the Audit Committee charter, approved by the Board of Directors on March 4, 2003 and modified as of February 25, 2004, a copy of which was attached as Appendix A to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders of the Company.

The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2005.

The Audit committee discussed with the independent auditors, Deloitte & Touche LLP, the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as modified or supplemented, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented, by the Independence Standards Board, and have discussed with the auditors the auditors’ independence.

Based on reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended December 31, 2005 be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005.

The Middleby Corporation Audit Committee
Philip G. Putnam, Chairman, Sabin C. Streeter, Robert Lamb

REPORT OF THE COMPENSATION COMMITTEE AND BOARD OF DIRECTORS

The Compensation Committee makes recommendations concerning the compensation of the Chairman as well as the President and Chief Executive Officer of the Company. The full Board of Directors reviews the Company’s operating profit target levels and the bonus component of the compensation of executive officers and senior managers of the Company, other than the Chairman and the President and Chief Executive Officer. The compensation philosophy of the Compensation Committee is based on the following key principles:

•       The Compensation Committee intends to provide compensation packages that will attract and retain executive talent and deliver higher rewards for extraordinary performance.

•       The Compensation Committee also believes that compensation for senior management, including the Company’s Chairman, President and Chief Executive Officer should vary with the Company’s financial and operating performance. Accordingly,  annual cash-based  incentive opportunities should be linked to annual corporate earnings objectives.

•       A portion of compensation should be delivered through equity-based awards, which further the Company’s goals of executive retention through time-based vesting of awards.

•       Performance-based compensation provided to the Company’s Chairman, President and Chief Executive Officer and those other senior executives who are “covered employees” under

Section 162(m) of the Internal Revenue Code (generally, the Company’s Named Executive Officers) should comply with the requirements that qualify the compensation as tax deductible to the Company, unless the Company determines under particular circumstances that it is in the Company’s best interest to provide compensation that it not fully tax deductible

In accordance with this philosophy, the Compensation Committee adopted the amended and restated Middleby Corporation Executive Officer Incentive Plan, effective as of December 19, 2005, subject to stockholder approval.

The purposes of The Middleby Corporation Executive Officer Incentive Plan are to reinforce corporate, organizational, and business development goals; to promote the achievement of year to year financial and other business objectives; and to reward the performance of the Company’s key employees in fulfilling their personal responsibilities. The Plan is intended to, to the extent applicable, to comply with Section 162(m) of the Code and to be exempt from treatment as a deferred compensation plan under Section 409A of the Code, and all provisions hereof shall be construed in the manner to comply and to be exempt from such treatment.

Overview

Selim A. Bassoul, Chairman, President and Chief Executive Officer, is employed by the Company pursuant to an employment agreement, which is summarized under the heading “Employment, Change in Control and Termination Agreements” in this Proxy Statement. Mr. Bassoul’s compensation for the fiscal year ended December 31, 2005 was based upon his performance as Chairman, President and Chief Executive Officer of the Company, including his contributions to achieving strategic initiatives, fulfilling cost containment goals, and fulfilling certain EBITDA goals.

The key components of the compensation provided to the Named Executive Officers and other members of senior management are base salary, annual performance incentive awards and, for selected officers including the Chairman, President and Chief Executive Officer, long-term equity-based grants. The Compensation Committee sets base salaries at a level determined to be slightly below the median for industry peers. The Named Executive Officers, and other members of senior management participate in the Management Incentive Compensation Plan. The Management Incentive Compensation Plan provides for payment of bonuses expressed as a percentage of such participant’s base salary depending on the achievement of certain levels of EBITDA. The percentage which may be earned is determined for each individual based on the individual’s level of responsibility within the Company. The Compensation Committee determines the minimum amount of growth that must be achieved each year in order for an annual bonus to be paid. Target levels are set annually to be in line with the Company’s annual budget and are presented by the Chairman, President and Chief Executive Officer to the Board of Directors for review and approval. The total compensation of the Named Executive Officers and senior managers of the Company are set at levels to be competitive with amounts paid to executive officers and senior managers with comparable qualifications, experience and responsibilities at other businesses of similar type or with similar market capitalization, with an emphasis on pay for performance. Salaries are reviewed annually and may be increased based on the individual’s level of responsibility and merit. Executive officers also participate in annual cash-based incentive plans under which bonuses may be paid based on specified levels of growth in divisional or corporate goals.

As stated above, the Compensation Committee believes that extraordinary performance and contribution to the operations of the Company deserve extraordinary compensation. The Compensation Committee granted 100,000 equity-based incentive awards under the Company’s 1998 Stock Incentive Plan to key employees in 2005.

Selim A. Bassoul

The Compensation Committee approved the payment to Mr. Bassoul of an annual incentive bonus of $3,500,000  in respect of performance in 2005. The bonus was paid pursuant to the performance goals established by the Compensation Committee for 2005 under the Management Incentive Compensation Plan. As a result, the Compensation Committee expects the bonus payment to be fully tax deductible to the Company.

William F. Whitman, Jr.

In February 2005, the Company settled all remaining pension obligations associated with Mr. Whitman for $7.5 million in cash.

The Compensation Committee Robert L. Yohe, Chairman, Gordon O’Brien and John R. Miller III

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2005, the Compensation Committee consisted of Messrs. Yohe, O’Brien, and Miller, all of whom were “independent directors” of the Company and were not officers of the Company. A. Don Lummus served on the Compensation Committee from January 2, 2005 to May 11, 2005. During the fiscal year ended December 31, 2005, Selim A. Bassoul, Chairman, President and Chief Executive Officer of the Company, participated with the full Board in reviewing and approving certain components of compensation of other executive officers and senior managers. Recommendations concerning the compensation of Mr. Bassoul were made by the Compensation Committee to the Board of Directors.

The Middleby Corporation Code of Ethics

The Company has adopted a code of ethics that applies to all directors, executive officers, officers and employees of the Company. The Company has made the Code of Ethics available on its website at www.middleby.com.

Directors’ Compensation

Each director of the Company receives an annual retainer of $20,000, and each director who is not an officer of the Company receives an additional retainer of $1,000 for each meeting of the Board of Directors or committee thereof that he or she attends and $500 for each telephonic meeting that he or she participates in. Each director who serves as a committee chair receives an additional annual retainer of $5,000, and the lead independent director receives an additional retainer of $1,250 per quarter. The Company has made certain one-time stock option grants to non-management directors, as described elsewhere in this Proxy Statement under the captions “Security Ownership of Certain Beneficial Owners and Management” and “Equity Compensation Plan Information.” No such option grants were made to non-management directors in 2005.

Directors’ Retirement Plan

The Company maintains an unfunded retirement plan for non-employee directors. The plan provides for an annual benefit upon a change in control or retirement from the Board of Directors at age 70,

equal to 100% of the director’s last annual fee (excluding meeting fees), payable on a quarterly basis for a number of years equal to the director’s years of service, up to a maximum of 10 years.

A. Don Lummus, an independent director who has served on the Board since 1984, retired from the Board in 2005. At the time of his retirement, Mr. Lummus was  69 years old. In light of his dedicated service to the Company, the Board of Directors agreed to waive the retirement age requirement for Mr. Lummus so that upon his retirement from the Board at the 2005 Annual Meeting, Mr. Lummus  received full benefits under the directors’ retirement plan described above.

Audit Firm Fee Summary

During fiscal years 2005 and 2004 the Company retained its principal auditor, Deloitte & Touche LLP, to provide services in the following categories and amounts:

	2005	2004
Audit Fees—Fees for the annual financial statement and internal control audits, reviews of the Company’s quarterly reports on Form 10-Q, and services normally provided by the independent auditor in connection with statutory and regulatory filings.	$736,000	$509,269
Audit Related Fees—Fees for the assurance and related services that are associated with the performance of the audit or interim financial statement review and are not reported under audit fees.	$87,000	$41,100
Tax Fees—Fees for tax compliance, assistance with tax audits, tax advice, and tax planning.	$415,390	$186,508
All Other Fees—Fees for internal controls consultation services and compensation consulting.	$0	$90,400

All of the services described in Audit Fees, Audit Related Fees, Tax Fees, and All Other Fees were pre-approved by the Audit Committee.

The Audit Committee has considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining the independence of Deloitte & Touche LLP as the Company’s public accountants.

The Audit Committee Charter provides that the Audit Committee shall pre-approve all audit and permitted non-audit services to be performed by the independent auditors (subject to the de minimis exceptions under applicable law, rules and regulations). However, the Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant such pre-approvals, and the decisions of any member to whom such authority is delegated shall be presented to the full Audit Committee at its next regularly scheduled meeting.

PROPOSAL NO. 2—RATIFICATION OF SELECTION OF
INDEPENDENT PUBLIC ACCOUNTANTS

Deloitte & Touche LLP served as independent public accountants for the Company for the fiscal year ended December 31, 2005. The Audit Committee has selected Deloitte & Touche LLP to continue to provide audit services for the current fiscal year ending December 30, 2006. Accordingly, the Board of Directors recommends that stockholders ratify the selection of Deloitte & Touche LLP to audit the Company for the current fiscal year. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting, to make a statement if they desire to do so, and to be available to respond to appropriate questions.

Vote Required for Approval; Board Recommendation

The vote of a majority of votes cast at the Meeting, at which a quorum is present, is necessary to approve the proposal to ratify the selection of Deloitte & Touche LLP as the Company’s independent public accountants.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP.

PROPOSAL NO. 3—APPROVAL OF THE
EXECUTIVE OFFICER  INCENTIVE PLAN

Stockholders are being asked to approve the adoption of The Middleby Corporation Executive Officer Incentive Plan (the “Plan”). The Board of Directors (the “Board”) of The Middleby Corporation (the “Company”) believe the Plan is in the best interests of the Company and is intended to reinforce corporate, organizational and business-development goals, to promote the achievement of year-to-year financial and other business objectives and to reward the performance of the Company’s key employees in fulfilling their individual responsibilities. The Board initially adopted a performance-based incentive plan on December 16, 2005, subject to stockholder approval. No awards were granted under the prior incentive plan and no further action was taken with respect to the prior incentive plan. On March 2, 2006, the Board adopted the Plan (an amended and restated version of the prior incentive plan) to become effective as of December 19, 2005, subject to stockholder approval. The purpose of the amendment and restatement was to better align the interests of certain key employees with stockholders. As of the date of this proxy statement, no benefits have been received by a participant under the Plan. The benefits to be received by the participants pursuant to the Plan are not determinable at this time. Awards may be granted prior to stockholder approval, but must remain subject to stockholder approval and no award may be settled until the Plan is approved by the stockholders.

Below is a summary of the material features of the Plan. The summary is not necessarily complete, and the Company refers you to the full text of the Plan, which is included as Appendix A to this Proxy Statement. A vote in favor of adopting the Plan will constitute approval of all of the terms of the Plan.

Purpose of the Plan

The purposes of the Plan are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year financial and other business objectives; and to reward the performance of the Company’s key employees in fulfilling their individual responsibilities. The Plan provides an essential component of the total compensation package offered to key employees. It reflects the importance placed by the Company on motivating employees to achieve superior results over a long term and paying employees based on that kind of achievement. The Company strongly believes that its compensation programs have been integral to the Company’s progress and that a continuation of those programs and that emphasis is necessary for the Company to achieve superior performance in the future.

Awards under the Plan are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Code”), provided that such grants are based on one or more of the performance measures specified below. However, in the event that the Committee (defined below) determines that it is advisable to grant awards that use measures other than those specified below, any such awards will not qualify for the performance-based exception under Section 162(m) of the Code.

Administration of the Plan

The Plan will be administered by a committee appointed by the Board (“Committee”) and, it is currently the intent of the Board that the Plan be administered by the Compensation Committee, which committee satisfies the requirements of Section 162(m) regarding a committee of two or more “outside directors”, as well as a committee of “non-employee directors” for purposes of Rule 16b-3. The Committee has the power in its discretion to grant awards under the Plan, to determine the terms and conditions of such awards (including the performance goals), to interpret the provisions of the Plan and to take action as it deems necessary or advisable for the administration of the Plan.

Eligibility and Participation

Eligibility to participate in the Plan is limited to key employees (including officers) of the Company, as determined by the Committee in its sole discretion. As of the date of this proxy statement, nine employees are eligible to participate in the Plan.

As of the date of this proxy statement, no participant has been granted any awards under the Plan. The benefits to be received by the participants pursuant to the Plan are not determinable at this time.

Performance Period

A performance period or an incentive performance period is defined as the following five annual periods:

•       January 1, 2006 - December 31, 2006;

•       January 1, 2007 - December 31, 2007;

•       January 1, 2008 - December 31, 2008;

•       January 1, 2009 - December 31, 2009; and

•       January 1, 2010 - December 31, 2010.

Terms of Incentive Awards

An award under the Plan will be made by the Committee not later than ninety (90) days after the commencement of the relevant performance period and before twenty-five percent (25%) of the relevant performance period has elapsed. The Committee will specify with respect to an incentive performance period, not later than ninety (90) days after the commencement of the relevant performance period and before twenty-five percent (25%) of the relevant incentive performance period has elapsed, the performance goals applicable to each Special Incentive Award and, may, in its sole discretion, specify minimum, target and maximum levels applicable to each performance goal. Awards for any incentive performance period will be expressed as a dollar amount.

Payment regarding incentive awards will be made only if and to the extent the performance goals with respect to such incentive performance period are attained. A participant will become entitled to any amount otherwise payable with respect to any award made under the Plan only if the participant is employed by the Company on the last day of the applicable performance period.

Special Limitations on Incentive Awards

In no event shall payment regarding an incentive award granted for an incentive performance period be made to a participant in an amount that exceeds $3.5 million per award. The Committee may, in its sole discretion, decrease the amount otherwise payable to a participant upon the achievement of performance goals under an incentive award but in no event may the Committee increase the amount otherwise payable to a participant pursuant to an incentive award.

Payment of Incentive Awards

All payments for an award granted under the Plan will be made in cash within two and one-half (2 1/2) months after the end of the applicable performance period. However, payments will be made only after achievement of the applicable performance goals for the relevant incentive performance period has been certified by the Committee. The Committee will meet to consider the extent of any such achievements and make a decision as to the certification to facilitate timely payment of an award.

Establishment of Performance Goals

At the beginning of each performance period the Committee will establish performance goals applicable to the incentive awards. The performance goals will be objectively measurable and will be based upon the achievement of a specified percentage or level in one or more criteria of the following criteria, as determined by the Committee in its sole discretion:

•       earnings before interest, taxes, depreciation, amortization or extraordinary or special items;

•       net income, before or after extraordinary or special items;

•       return on equity (gross or net), before or after extraordinary or special items;

•       earnings per share, before of after extraordinary or special items;

•       stock price;

•       or any combination of the above criteria.

In addition, performance goals may be based on one or more business criteria, one or more business units or divisions of the Company, its subsidiaries or affiliates, or the Company as a whole, and if so desired by the Committee, by comparison with a peer group of companies. A performance goal need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria). As determined in the sole discretion of the Committee, the performance goals for any performance period may be measured on an absolute basis or in relation to a pre-established target, prior year’s results or a peer group or an index.

The Committee also has the authority to make equitable adjustments, to the extent not inconsistent with Section 162(m) of the Code, in the performance goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The performance goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned, and a maximum level of performance beyond which no additional compensation will be earned.

Nontransferability of Incentive Awards

Awards may not be transferred or disposed of in any manner by a participant other than by beneficiary designation, will or by the laws of descent or distribution.

Tax Withholding

The .Committee may require payment, or withhold payments made by the Plan, to satisfy applicable withholding tax requirements.

Termination and Amendment of the Plan

The Board or the Committee may amend, suspend or terminate the Plan; provided, however, that any amendment to the Plan will be submitted to the Company’s stockholders for approval if such stockholder approval is required in order for the Plan to continue to comply with Section 162(m) of the Code or by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the shares may then be listed or quoted and the Board may otherwise, in its sole discretion, determine to submit other amendments to the Plan to stockholders for approval. Any such amendment, suspension, or termination may not materially and adversely affect the rights of a participant under any award previously granted without such participant’s consent.

Term of Plan

Unless extended by the action of the Board or the Committee, no further awards may be granted for performance periods ending after December 31, 2010.

Federal Income Tax Consequences

Incentive Awards.   There will be no federal income tax consequences to a participant or the Company upon the grant of incentive awards. Participants will generally recognize taxable income upon the payment of an award, and subject to Section 162(m) of the Code, the Company generally will be entitled to a deduction equal to the amount includible in the participant’s income.

Section 162(m) of the Code.   Section 162(m) of the Code (“Section 162(m)”) generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent such compensation exceeds $1 million per officer in any year. However, pursuant to regulations issued by the Treasury Department, certain limited exceptions to Section 162(m) apply with respect to “performance-based compensation.” Incentive awards granted under the Plan are intended to constitute qualified performance-based compensation eligible for such exceptions.

Section 409A of the Code.   Section 409A of the Code (“Section 409A”) provides that amounts paid in a year later than the year in which services giving rise to such amounts are performed are includable in the participant’s gross income to the extent not subject to a substantial risk of forfeiture, unless certain requirements are met. Based on guidance issued under Section 409A, multi-year performance based compensation, such as under the Plan, will generally not be subject to Section 409A as a short-term deferral provided that payments under the Plan are made within 2½ months after the end of the performance period and, therefore, will not be includable until paid. If an award under the Plan fails to come under the short-term deferral exception or otherwise becomes subject to Section 409A and does not comply with the requirements of Section 409A, then amounts will become includable in income in the year such amounts become vested and the participant will be required to pay, in addition to any regular tax, an excise tax equal to 20% of the original deferral and any earnings credited on the deferral.

The Company intends to continue to review the terms of the Plan with respect to Section 409A and may, subject to the terms of the Plan, adopt additional amendments to comply with current and additional guidance issued under Section 409A.

New Plan Benefits

As of the date of this proxy statement, no awards have been made under the Plan. The amount of awards to be made under the Plan is not presently determinable.

Vote Required for Approval; Board Recommendation

The vote of a majority of votes cast at the Meeting, at which a quorum is present, is necessary to approve the proposal to adopt The Middleby Corporation Executive Officer Incentive Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE ADOPTION OF THE MIDDLEBY CORPORATION EXECUTIVE OFFICER INCENTIVE PLAN

MISCELLANEOUS

The Company’s 2005 Annual Report to Stockholders is being mailed to stockholders contemporaneously with this Proxy Statement.

Cost of Solicitation

This solicitation of proxies is made by the Company, and all expenses incurred in the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited on behalf of the Company by directors, officers and employees of the Company or by telephone, telecopy or electronically via the Internet. The Company will reimburse brokers and others holding Common Stock as nominees for their expenses in sending proxy material to the beneficial owners of such Common Stock and obtaining their proxies.

Proposals of Security Holders

Proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders under SEC Rule 14a-8 must be received by the Secretary of the Company at the Company’s principal executive offices for inclusion in the Company’s Proxy Statement and form of proxy relating to the 2007 Annual Meeting no later than December 13, 2006.

Notice of stockholder matters intended to be submitted at the next annual meeting outside the processes of Rule 14a-8 will be considered untimely if not received by the Company by February 26, 2006.

By Order of the Board of Directors
MARTIN M. LINDSAY
Treasurer
Dated: April 12, 2006

APPENDIX A

THE MIDDLEBY CORPORATION
EXECUTIVE OFFICER INCENTIVE PLAN,
As Amended and Restated

WHEREAS The Middleby Corporation has adopted The Middleby Corporation Executive Officer Incentive Plan, effective as of December 19, 2005, subject to the approval of the Company’s shareholders; and

WHEREAS the Committee administering the Plan has not granted any Tax Assistance Awards under the Plan and has determined, pursuant to Section 3(a) of the Plan, that no Tax Assistance Awards shall be granted under the Plan in the future;

NOW, THEREFORE, primarily in order to eliminate provisions relating to Tax Assistance Awards, the Plan is hereby amended and restated as follows:

1.                Purposes; Interpretation.   The purposes of The Middleby Corporation Executive Officer Incentive Plan are to reinforce corporate, organizational and business-development goals; to promote the achievement of year-to-year financial and other business objectives; and to reward the performance of the Company’s key employees in fulfilling their personal responsibilities. The Plan is designed and intended to comply, to the extent applicable, with Section 162(m) of the Code and to be exempt from treatment as a deferred compensation plan under Section 409A of the Code, and all provisions hereof shall be construed in a manner to so comply and to be exempt from such treatment.

2.                Definitions.   The following terms, as used herein, shall have the following meanings:

(a)           “Award” or “Special Incentive Award” shall mean an incentive compensation award, granted pursuant to the Plan, which is contingent upon the attainment of the Performance Goals established by the Committee with respect to a Performance Period.

(b)          “Board” shall mean the Board of Directors of the Company.

(c)           “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(d)          “Committee” shall mean the committee appointed by the Board to administer the Plan, the composition of which shall at all times satisfy the provisions of Section 162(m) of the Code.

(e)           “Company” shall mean The Middleby Corporation and its successors.

(f)               “Participant” shall mean a key employee of the Company who is selected to participate herein pursuant to Section 4 hereof.

(g)          “Performance Goals” shall mean performance goals determined by the Committee in its sole discretion. Such goals may be based on one or more of the following criteria, determined in accordance with generally accepted accounting principles where applicable:  (i) earnings before or after interest, taxes, depreciation, amortization, or extraordinary or special items; (ii) net income, before or after extraordinary or special items; (iii) return on equity (gross or net), before or after extraordinary or special items; (iv) earnings per share, before or after extraordinary or special items; and (v) stock price. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of an increase or decrease in the particular criteria (expressed in absolute numbers or a percentage), and may be applied to one or more of the Company, a subsidiary or affiliate, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. Without limiting the generality of the foregoing, to the extent not inconsistent with Section 162(m) of the Code, the Committee shall have the authority to make equitable adjustments in the Performance Goals in recognition of unusual or non-recurring events affecting the Company, in response to changes in applicable laws or regulations, or to account for items of gain, loss or expense determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or related to a change in accounting principles. The Performance Goals may include a threshold level of performance below which no compensation will be earned, levels of performance at which specified compensation will be earned, and a maximum level of performance beyond which no additional compensation will be earned. Achievement of each of the foregoing Performance Goals shall be subject to certification by the Committee.

(h)           “Performance Period” shall mean an “Incentive Performance Period” established with respect to a Special Incentive Award. “Incentive Performance Periods” shall mean the following five annual periods:  January 1, 2006-December 31, 2006;  January 1, 2007-December 31, 2007;  January 1, 2008-December 31, 2008;  January 1, 2009-December 31, 2009; and January 1, 2010-December 31, 2010.

(i)               “Plan” shall mean The Middleby Corporation Executive Officer Incentive Plan, as amended from time to time.

3.   Administration.

(a)           General. The Plan shall be administered by the Committee. The Committee shall have the authority in its sole discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the powers and authorities either specifically granted to it under the Plan or necessary or advisable in the administration of the Plan, including, without limitation, the authority to grant Awards; to determine the time or times at which Awards shall be granted; to determine all of the terms and conditions (including but not limited to the Performance Goals) relating to any Award; to determine whether, to what extent, and under what circumstances an Award may be settled, cancelled or forfeited; to make adjustments in the Performance Goals; to construe and interpret the Plan and any Award; to prescribe, amend and rescind rules and regulations relating to the Plan; and to make all other determinations deemed necessary or advisable for the administration of the Plan. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith with respect to the Plan or any Award granted under the Plan.

The Committee shall consist of two or more persons, each of whom shall be an “outside director” within the meaning of Section 162(m) of the Code. The Committee may appoint a chairperson and a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable, and shall keep minutes of its meetings. All determinations of the Committee shall be made by a majority of its members either present in person or participating by conference telephone at a meeting or by written consent. The Committee may delegate to one or more of its members or to one or more agents such ministerial duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan. All decisions, determinations and interpretations of the Committee shall be final and binding on all persons, including the Company, each Participant (or any person claiming any rights under the Plan from or through a Participant) and any Company shareholder.

4.                Eligibility.   Awards under this Plan shall be granted only to key employees of the Company who are selected by the Committee in its sole discretion. In determining the persons to whom Awards shall be granted and the Performance Goals relating to each Award, the Committee shall take into account such factors as the Committee shall deem relevant to accomplishing the purposes of the Plan, as stated in Section 1 hereof.

5.                Terms of Awards.

(a)           In General. Any Award under the Plan shall be made by the Committee not later than ninety (90) days after the commencement of the relevant Performance Period and before twenty-five percent (25%) of the relevant Performance Period has elapsed. The Committee shall specify with respect to an Incentive Performance Period, not later than ninety (90) days after the commencement of the relevant Performance Period and before twenty-five percent (25%) of the relevant Incentive Performance Period has elapsed, the Performance Goals applicable to each Special Incentive Award and, may, in its sole discretion, specify minimum, target and maximum levels applicable to each Performance Goal. Awards for any Incentive Performance Period shall be expressed as a dollar amount. Payment in respect of Special Incentive Awards shall be made only if and to the extent the Performance Goals with respect to such Incentive Performance Period are attained. A Participant shall become entitled to any amount otherwise payable with respect to any Award made hereunder only if the Participant is employed by the Company on the last day of the applicable Performance Period.

(b)          Limit on Special Incentive Award Payments. Notwithstanding anything to the contrary contained in this Section 5, in no event shall payment in respect of a Special Incentive Award granted for an Incentive Performance Period be made to a Participant in an amount that exceeds $3.5 million. The Committee may, in its sole discretion, decrease the amount otherwise payable to a Participant upon the achievement of Performance Goals under a Special Incentive Award but in no event may the Committee increase the amount otherwise payable to a Participant pursuant to a Special Incentive Award.

(c)           Time and Form of Payment. All payments in respect of Awards granted under this Plan shall be made in cash within two and one-half (2-1/2) months after the end of the applicable Performance Period. Such payments shall be made only after achievement of applicable Performance Goals for the relevant Incentive Performance Period has been certified by the Committee. The Committee shall meet to consider the extent of any such achievements and make a decision as to such certification to facilitate timely payment within such two and one-half (2 1/2) month period of any amounts based on such certification.

6.                General Provisions.

(a)           Compliance With Legal Requirements. The Plan and the granting and payment of Awards, and the other obligations of the Company under the Plan and any Award shall be subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required.

(b)          Nontransferability. Awards shall not be transferable by a  Participant except by will or the laws of descent and distribution.

(c)           Participant Rights. No Participant shall have any claim to be granted any Award under the Plan. Nothing in the Plan or in any Award granted pursuant hereto shall confer upon any Participant the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in the Plan or under such Award or to interfere with or limit in any way the right of the Company to terminate the Participant’s employment.

(d)          Beneficiary. A Participant may file with the Committee a written designation of a beneficiary on such form as may be prescribed by the Committee and may, from time to time, amend or revoke such designation. If no designated beneficiary survives a Participant, the executor or administrator of the Participant’s estate shall be deemed to be the Participant’s beneficiary.

(e)           Withholding Taxes. The Company shall have the right to withhold the amount of any taxes that the Company may be required to withhold before delivery of payment of an Award to a Participant or other person entitled to such payment, or to make such other arrangements for the withholding of taxes that the Company deems satisfactory.

(f)               Amendment and Termination of the Plan. The Board or the Committee may at any time and from time to time alter, amend, suspend, or terminate the Plan in whole or in part; provided, however, that no amendment that requires shareholder approval in order for the Plan to continue to comply with Section 162(m) of the Code or to comply with any other law, regulation or rule shall be effective unless the same shall be approved by the requisite vote of the Company’s shareholders. Notwithstanding the foregoing, no amendment or termination of the Plan shall affect adversely any of the rights of a Participant, without the Participant’s consent, under any Award theretofore granted under the Plan.

(g)          Unfunded Status of Awards. The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award shall give the Participant any rights that are greater than those of a general creditor of the Company.

(h)           Governing Law. The Plan and all determinations made and actions taken pursuant hereto shall be governed by the laws of the State of Delaware without giving effect to the conflict of laws principles thereof.

(i)               Effective Date. The Plan, as hereby amended and restated, shall be effective as of December 19, 2005, subject to the approval of the Company’s shareholders.

THE MIDDLEBY CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[	]

1.	ELECTION OF DIRECTORS	For	Withhold	For All	3.	Approval of The Middleby Corporation	For	Against	Abstain
	For: 01-Selim A. Bassoul, 02-Robert B. Lamb, 03-Ryan Levenson, 04-John R. Miller III, 05-Gordon O’Brien, 06-Philip G. Putnam, 07-Sabin C. Streeter, 08-Robert L. Yohe	All	All	Except		Executive Officer Incentive Plan.

Management recommends your vote FOR all proposals.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR RATIFICATION OF SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITOR FOR FISCAL YEAR ENDED DECEMBER 30, 2006, AND FOR THE APPROVAL OF THE MIDDLEBY CORPORATION EXECUTIVE OFFICER INCENTIVE PLAN.

For all nominees except as noted above

2.	Ratification of selection of Deloitte & Touche LLP as independent auditor for fiscal year ended December 30, 2006.	For	Against	Abstain

Receipt is hereby acknowledged of the Notice of the Meeting and Proxy Statement dated April 12, 2006.

						Date:			, 2006

(Signature(s) of stockholder(s))

When signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is requested to sign. If a corporation or partnership, please sign by an authorized officer or partner. Please sign in the same manner as your certificate(s) is (are) registered.

     FOLD AND DETACH HERE

YOUR VOTE IS IMPORTANT!

PLEASE COMPLETE, DATE, SIGN AND RETURN THIS PROXY CARD
IN THE ENVELOPE PROVIDED.

PROXY	PROXY

THE MIDDLEBY CORPORATION

1400 Toastmaster Drive, Elgin, IL 60120

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Timothy J. Fitzgerald and Martin M. Lindsay, and each of them, with full power of substitution, attorneys and proxies to represent the undersigned at the 2006 Annual Meeting of Stockholders of THE MIDDLEBY CORPORATION (the “Company”) to be held at the Company’s executive offices located at 1400 Toastmaster Drive, Elgin, Illinois at 10:30 a.m. local time, on Friday, May 12, 2006, or at any adjournment thereof, with all power which the undersigned would possess if personally present, and to vote all shares of stock of the Company which the undersigned may be entitled to vote at said Meeting as follows:

(This Proxy is continued on the reverse side. Please sign on the reverse side and return promptly.)

     FOLD AND DETACH HERE